Exhibit 10.23

TMM HOLDINGS II LIMITED PARTNERSHIP

2013 COMMON UNIT PLAN

Effective as of [—], 2013

WHEREAS, the general partner of TMM Holdings Limited Partnership, a limited partnership organized under the laws of British Columbia (“TMM”), adopted the TMM Holdings Limited Partnership 2011 Management Incentive Plan (the “TMM Plan”) as of December 15, 2011;

WHEREAS, pursuant to the TMM Plan, as amended, Class M-O Units, Class M-O2 Units, Class M-T Units and Class M-T2 Units of TMM subject to time-based vesting (collectively, the “TMM Time-Based M Units”) were issued to eligible service providers;

WHEREAS, TMM, TMM Holdings II Limited Partnership, a Cayman Islands exempted limited partnership (“New TMM Cayman” or the “Partnership”), and certain other parties entered into a Reorganization Agreement, dated as of [—], 2013 (as amended from time to time, the “Reorganization Agreement”);

WHEREAS, pursuant to the Reorganization Agreement, participants in the TMM Plan have agreed to contribute their TMM Time-Based M Units to New TMM Cayman in exchange for Common Units of New TMM Cayman (“Common Units”); and

WHEREAS, such Common Units shall be governed by this TMM Holdings II Limited Partnership 2013 Common Unit Plan, the applicable Common Unit Agreement (defined below) and the Limited Partnership Agreement (as defined in Exhibit A).

NOW, therefore, it is hereby agreed as follows:

1. Defined Terms. Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms. Any capitalized terms not defined in the Plan shall have the meanings set forth in the Limited Partnership Agreement.

2. Purpose. The Plan has been established to govern the Common Units that are being issued to holders of TMM Time-Based M Units in exchange for such TMM Time-Based M Units in connection with the transactions contemplated in the Reorganization Agreement.

3. Administration. The Administrator shall administer the Plan, and shall, with respect to the subject matter herein, have discretionary authority to administer and interpret this Plan; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; determine whether to offer to purchase a previously awarded Common Unit and determine the terms and conditions of such offer including whether such payment is to be made in cash or other property and otherwise do all things necessary to carry out the purposes of the Plan and any Common Unit Agreement (defined below). All determinations of the Administrator made under the Plan and any Common Unit Agreement will be conclusive and will bind all parties.

4. Maximum Number of Units Subject to Plan. A maximum number of [—] Common Units will be available for grant under the Plan and all such units shall be issued in connection with the transactions contemplated by the Reorganization Agreement. Upon the grant of the maximum number of Common Units available under the Plan, no further Common Units will be granted to any Participants.

5. Eligibility and Participation. The Participants shall be those key employees and directors of the Partnership or its Affiliates who are contributing TMM Time-Based M Units previously granted under the TMM Plan pursuant to the Reorganization Agreement.

6. Rules Applicable To Awards.

(a) Award Provisions. The material terms of all Awards shall be the same as those terms governing the corresponding TMM Time-Based M Units which are being exchanged for the Common Units (as described above), subject to the limitations provided herein, and shall furnish to each Participant the TMM Holdings II Limited Partnership Common Unit Rollover Agreement (the “Common Unit Agreement”) setting forth the specific terms applicable to the Participant’s Award. By entering into the Common Unit Agreement, the Participant agrees to the terms of the Award and of the Plan.

(b) Vesting, Etc. A Participant’s Common Units will vest on the terms and conditions set forth in such Participant’s Common Unit Agreement which shall be the same vesting terms as those terms governing the corresponding TMM Time-Based M Units which are being exchanged for the Common Units.

(c) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. Each Participant who is a U.S. taxpayer agrees that, within thirty days of the date of grant of the Award, the Participant will make an “83(b) Election” by filing with the appropriate office or offices of the Internal Revenue Service and provide a copy of such election to the Administrator. Each Participant shall be responsible for satisfying and paying all taxes arising from or due in connection with respect the receipt of Common Units under this Plan. The Partnership and its Affiliates shall have no liability or obligation related to the two sentences immediately preceding this one.

7. Rights Limited. Nothing in the Plan will be construed as giving any Person the right to continued Employment. A Participant’s rights as a Partner of the Partnership will be subject to the terms and conditions of the Common Unit Plan, the Common Unit Agreement and the Limited Partnership Agreement. The loss of potential appreciation in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Partnership or its Subsidiaries to the Participant.

8. Section 409A. Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A to the extent applicable, or (ii) satisfies such requirements. In on event, however, shall the Administrator or any person acting through them have any liability to the Participant with respect to the sentence immediately preceding this one.

9. Redemption Right; Forfeiture.

(a) Termination of Employment.

(1) Unvested Common Units. Unless the Administrator determines otherwise, the Participant shall immediately forfeit without payment any unvested Common Units held by the Participant or his or her Permitted Transferee upon the termination of the Participant’s status as an Employee for any reason.

(2) Termination for Cause. Upon the termination of a Participant’s Employment by his or her Employer for Cause, the Participant or his or her Permitted Transferee shall immediately forfeit without payment all vested and unvested Common Units and/or rights to undistributed property held for distribution in respect of unvested Common Units upon their vesting. In addition, until July 13, 2016, the Participant or his or her Permitted Transferee will be required to pay to the Partnership within 30 business days following the termination of the Participant’s Employment for Cause an amount equal to the amount that the Participant or his or her Permitted Transferee received as Distributions in respect of his or her vested Common Units in the one-year period prior to such termination.

(3) Termination Other than for Cause. Upon the termination of the Participant’s Employment by his or her Employer for any reason other than for Cause or by the Participant voluntarily (including by reason of the Participant’s death, disability or Retirement), the Partnership may elect within one hundred eighty days (180) days following the later to occur of (x) such termination or (y) the date that is six (6) months plus one (1) day following the latest date on which any of the Participant’s Common Units vested, to repurchase vested Common Units granted to the Participant (whether or not held by the Participant or his or her Permitted Transferee) for cash at their Fair Value determined on the date that notice of the repurchase is provided to the Participant. In addition, with respect to any Participant subject to Restrictive Covenants, in the event that the Participant commences employment or a service relationship with a competitor (as defined in the Restrictive Covenants), other than any Affiliate of the Partnership, that is not in violation of the Restrictive Covenants, the Partnership may, within one hundred eighty (180) days following the latest to occur of (a) the date on which the Partnership obtained actual knowledge of such employee or service relationship or (b) the date that is six (6) months plus one (1) day following the latest date on which any of the Participant’s Common Units vested, repurchase vested Common Units granted to the Participant (whether or not held by the Participant or his or her Permitted Transferee) for cash at their Fair Value determined on the date that notice of the repurchase is provided to the Participant. Such repurchase shall be closed promptly after the Partnership provides written notice of its desire to repurchase such Common Units. The Participant agrees at any time after the granting of a Common Unit to execute, and to cause any Permitted Transferee to execute, any documents (including a power of attorney) determined by the Administrator in good faith to be necessary or appropriate to give effect to the Partnership’s repurchase right. If the Partnership finances its repurchase from funds of a Subsidiary that is prohibited under any financing agreement from paying the repurchase price in a cash lump sum, the Partnership may delay the exercise of its right to repurchase the Common Units until a period beginning on the date on which the Subsidiary is permitted to finance the repurchase of Common Units and ending ninety (90) days thereafter. For avoidance of doubt, the Fair Value of the Common Units purchased following a delay shall be determined on the date of the notice provided following such delay.

(4) Violation of Restrictive Covenants. With respect to any Participant subject to Restrictive Covenants, if a Participant’s Employment is terminated by his or her Employer for any reason or if a Participant resigns his or her Employment for any reason and, in either case, within eighteen (18) months of such termination or resignation, such Participant violates any Restrictive Covenants, the Common Units held by the Participant (or his or her Permitted Transferee) will be immediately and automatically forfeited without payment and such Participant shall be liable to the Partnership for actual damages suffered by the Partnership and/or its Subsidiaries by reason of such Participant’s violation of any Restrictive Covenants, to the extent provided in the Restrictive Covenants. Furthermore, with respect to vested Common Units, until July 13, 2016, the Participant will be required to pay to the Partnership within 30 business days following the commencement of the action causing the violation of the Restrictive Covenants an amount equal to the amount that the Participant and/or his or her Permitted Transferee received as Distributions in respect of his or her vested Common Units in the one-year period prior to such termination. The Participant (and his or her Permitted Transferee) hereby agree to execute any documents (including a power of attorney) determined by the Administrator in good faith to be necessary or appropriate to give effect to the Partnership’s rights. For clarity, Section 1 of the Restrictive Covenants shall not apply in the event that the Employee is terminated by the Employer for any reason other than for Cause or terminates his or her Employment for Good Reason, except during any period in which the Employee is receiving severance payments from the Company.

10. Rights and Obligations as a Partner. Once a Common Unit is granted, the Participant shall have rights provided for under the Limited Partnership Agreement; provided, however, that (i) until all of the restrictions imposed hereunder or under the Common Unit Agreement expire or shall have been removed, the Participant’s interest in such Common Units shall be subject to forfeiture as provided herein and in the Common Unit Agreement and (ii) notwithstanding anything to the contrary, Common Units shall not be entitled to vote on any matter submitted to a vote of the Partners of the Partnership. As a condition to receiving a Common Unit, the Participant will be required to sign such documents as may be prescribed by the Administrator.

11. Distributions. Each Participant holding Common Units shall receive cash Distributions in respect of his or her Common Units in accordance with the provisions of the Limited Partnership Agreement.

12. Amendment and Termination. The Administrator may at any time or times amend the Plan for any purpose which may at the time be permitted by law and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Common Unit Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award in any material respect, except to the extent the Administrator expressly reserved the right to do so in this Common Unit Plan or the applicable Common Unit Agreement. For avoidance of doubt, an adjustment to Common Units as provided in Section [—] of the Limited Partnership Agreement shall not be treated as an amendment requiring the Participant’s consent. The Common Unit Plan shall terminate on the ten (10) year anniversary of the Effective Date, though any Common Units issued at such time will remain outstanding beyond such date in accordance with their terms.

13. Other Compensation Arrangements. The existence of the Common Unit Plan or the grant of any Award will not in any way affect the right of the Partnership or an Affiliate to award a Person bonuses or other compensation in addition to Awards under the Plan.

14. Investment Intent. The Partnership may require a Participant, as a condition of the grant or issuance of any Award, (i) to give written assurances satisfactory to the Partnership as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Partnership who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Common Units; and (ii) to give written assurances satisfactory to the Partnership stating that the Participant is acquiring the Common Units subject to the Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Units. The Partnership may, upon advice of counsel to the Partnership, place legends on certificates (or such other appropriate documents) evidencing Common Units issued under this Plan as such counsel deems necessary or appropriate in order to comply with applicable law or the Limited Partnership Agreement, including, but not limited to, legends restricting the transfer of the Common Units.

15. Miscellaneous.

(a) Conditions to Ownership of Common Units. The Partnership shall not be required to issue any Common Units upon the grant of any Award or portion thereof prior to fulfillment of all of the following conditions: (i) the completion of any registration or other qualification of such Common Units under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the General Partner shall, in its reasonable discretion, deem necessary or advisable; (ii) the obtaining of any approval or other clearance from any state or federal governmental agency which the General Partner shall, in its reasonable discretion, determine to be necessary or advisable; and (iii) the receipt by the Partnership of any other document or agreement required by the General Partner in connection with the grant of an Award.

(b) Non-Transferability of Awards. Common Units may not be sold, pledged, assigned, hypothecated, transferred, or otherwise disposed of in any manner other than as permitted pursuant to the terms of the Limited Partnership Agreement. Any Permitted Transferee shall be subject to the terms and conditions of this Common Unit Plan, the applicable Common Unit Agreement and the Limited Partnership Agreement. Any such purported disposition in violation of this Section 15(b) shall be void and unenforceable against the Partnership or any of its Subsidiaries. In no event will transfers be permitted to the extent that such transfers could result in the Partnership being treated as a publicly traded partnership within the meaning of Section 7704 of the Code, as determined by the Administrator in its sole discretion.

(C) WAIVER OF JURY TRIAL. BY ACCEPTING AN AWARD UNDER THE COMMON UNIT PLAN, EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THE COMMON UNIT PLAN AND ANY AWARD, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. BY ACCEPTING AN AWARD UNDER THE COMMON UNIT PLAN, EACH PARTICIPANT CERTIFIES THAT NO OFFICER, REPRESENTATIVE, OR ATTORNEY OF THE PARTNERSHIP OR ANY AFFILIATE HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE PARTNERSHIP WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.

(d) Limitation of Liability. Notwithstanding anything to the contrary in the Common Unit Plan, neither the Partnership nor the Administrator, nor any Person acting on behalf of the Partnership or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

(e) Indemnification. To the fullest extent permitted by law, the members, partners, officers, employees and agents of the Administrator shall be indemnified and held harmless by the Partnership from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such Person in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to this Common Unit Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, or otherwise, or any power that the Partnership may have to indemnify them or hold them harmless.

16. Governing Law. Except as otherwise provided by the express terms of the Common Unit Agreement, the provisions of the Common Unit Plan and of Awards under the Common Unit Plan shall be governed by and interpreted in accordance with the laws of Delaware, except that compliance with the Restrictive Covenants shall be governed by the laws of the state or province in which the Participant resides.

17. Entire Agreement. This Common Unit Plan, the Common Unit Agreement and the Limited Partnership Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between this Common Unit Plan and the Common Unit Agreement, the terms and conditions of the Common Unit Plan shall control. In the event of any inconsistency between the Limited Partnership Agreement and the Common Unit Plan or the Common Unit Agreement, the Limited Partnership Agreement shall control. Notwithstanding anything to the contrary in any agreement, all parties hereto agree that any holder of a Common Unit shall be treated as a partner of the Partnership for U.S. federal income tax purposes.

18. TPG Cayman / Oaktree Cayman. For the avoidance of doubt, the Common Unit Plan and any Common Unit Agreement shall not apply with respect to any vested or unvested Common Units received in exchange for Class M-O Units, Class M-O2 Units, Class M-T Units and Class M-T2 Units of TMM that are subject to performance-based vesting, which vested or unvested Common Units will be then exchanged for Class M-T Units or Class M-T2 Units of TPG TMM Holdings II, L.P. subject to the TPG TMM Holdings II, L.P. 2013 Class M Unit Plan, or Class M-O Units or Class M-O2 Units of OCM TMM Holdings II, L.P. subject to the OCM TMM Holdings II L.P. 2013 Class M Unit Plan.

EXHIBIT A

Definitions of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator” means the General Partner. The Administrator may delegate his authority to a Committee and delegate administrative tasks to such Persons as it deems appropriate.

“Award” means an award of Common Units under the Common Unit Plan.

“Cause” shall mean the occurrence of any of the following by the Participant: (i) Participant is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, theft, misappropriation or embezzlement; (ii) any act or omission by Participant involving malfeasance, gross negligence, or intentional failure in the performance of Participant’s duties to the Company and, within five (5) days after written notice from the Company of any such act or omission, Participant has not corrected such act or omission; or (iii) Participant otherwise fails to comply with the terms of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means, for the purposes of this Plan such committee that the General Partner, in consultation with the boards of the Employers of the Participants has, from time to time, made responsible for matters relating to this Common Unit Plan.

“Common Unit” has the meaning set forth in the Limited Partnership Agreement.

“Distribution” means cash or property (net of liabilities assumed or to which the property is subject) distributed to a Partner in respect of the Partner’s Interest and does not include advisory fees, compensation or expense reimbursements paid to a holder of Common Units or his or her Affiliates.

“Effective Date” means the date of adoption of this Common Unit Plan by the General Partner.

“Employ” or “Employment” means a Participant’s active employment or other service relationship with a Subsidiary of the Partnership. Unless the Administrator provides otherwise: (1) a Participant who receives an Award in respect of his or her active employment with a Subsidiary will be deemed to cease Employment when the employee-employer relationship with the Subsidiary ceases; (2) a Participant who receives an Award in any other capacity will be deemed to continue Employment so long as the Participant is providing services in a capacity and to an entity described in Section 5; and (3) if a Participant’s relationship is solely with an entity that ceases to be an Affiliate, the Participant will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Participant transfers Employment to a remaining Affiliate. In any case in which payment under an Award is deemed or determined to consist of “nonqualified deferred compensation” subject to Section 409A of the Code is intended to satisfy

Section 409A(a)(2) of the Code by reason of Section 409A(a)(2)(A)(i) of the Code (pertaining to distributions in connection with a separation from service), any provision of the Award providing for payment upon a cessation of Employment shall be deemed modified (including by limiting the definition of “Affiliate” for purposes of this definition of “Employment” to those corporations or other entities that stand in a relationship to the Partnership that would result in the Partnership and such corporation or other entity being treated as part of a single employer under Section 414(b) or Section 414(c) of the Code) to the extent necessary to comply with Section 409A of the Code.

“Employee” means any Person who is actively Employed by any Subsidiary of the Partnership.

“Employer” means the Subsidiary of the Partnership that Employs the Participant.

“Fair Value” means, unless otherwise defined in the Common Unit Agreement, the fair market value of a Common Unit as determined reasonably and in good faith by the Administrator, determined in accordance with the Limited Partnership Agreement.

“Interest” means, with respect to any Partner as of any time, such Partner’s limited partnership interest in the Partnership, which includes the number of Common Units such Partner holds and such Partner’s Capital Account balance.

“Limited Partnership Agreement” means the agreement of exempted limited partnership of TMM Holdings II Limited Partnership dated as of [—], 2013, as amended from time to time.

“Participant” means a Person who is granted an Award under the Common Unit Plan.

“Plan” or “Common Unit Plan” means the TMM Holdings II Limited Partnership 2013 Management Incentive Plan, as from time to time amended and in effect.

“Restrictive Covenants” means, with respect to each Participant, any of the restrictive covenants as defined in the Common Unit Agreement.

“Retirement” means a voluntary termination of Participant’s Employment upon or following the attainment of age 55 and the completion of at least five years of Employment with the Employer, which termination is consented to by the Employer, in its sole discretion.

“Section 409A” means Section 409A of the Code.